                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 8, 1996

                         JONES MEDICAL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                           0-15098                                    43-1229854
(State or other jurisdiction                       (Commission                                (IRS Employer
of incorporation)                                  File Number)                               Identification No.)

         1945 Craig Road, St. Louis, MO                               63146
         (Address of principal executive offices)                     (Zip Code)

      Registrant's telephone number, including area code:  (314) 576-6100

      ___________________________________________________________________
         (Former name or former address, if changed since last report)

                             ITEM 5.  OTHER EVENTS

         As previously reported pursuant to a Current Report on Form 8-K dated August 30, 1996 (and a related subsequent amendment thereto providing supplemental financial data), Jones Medical Industries, Inc. (the "Company" or "JMED") completed on August 30, 1996, the acquisition of Galen Drugs of Florida, Inc. ("Galen"), including Galen's principal operating subsidiary, Daniels Pharmaceuticals, Inc., and related real estate (the "Daniels Acquisition"). The Daniels Acquisition is being accounted for as a "pooling of interests" for financial reporting purposes.

         In order to provide more complete information than is required in conjunction with the Current Report on Form 8-K dated August 30, 1996, relating to the Daniels Acquisition, the Company has decided to file at this time:

         (i) a restatement of the 5-year Selected Financial Data originally filed as Item 6 in its Form 10-K Annual Report for the year ended December 31, 1995, to give effect to the three-for-two split of the Company's common stock effective June 10, 1996 and the restatement of such data arising from the Daniels Acquisition;

         (ii) a restatement of Management's Discussion and Analysis of Financial Condition and Results of Operations as originally filed as Item 7 in its Form 10-K Annual Report for the year ended December 31, 1995, to give effect to the restatement thereof arising from the Daniels Acquisition; and

         (iii) as an exhibit hereto, the Company's restated audited financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, again reflecting the pooling of interests arising from the Daniels Acquisition.


SELECTED FINANCIAL DATA

         The following table summarizes certain selected consolidated financial data of the Company which should be read in conjunction with the accompanying consolidated financial statements of the Company, and the notes thereto. The financial data as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company restated to reflect (i) a three-for-two stock split pursuant to a 50% stock dividend distributed on June 10, 1996 and (ii) the Daniels Acquisition on August 30, 1996, in a transaction accounted for as a pooling of interests. The financial data as of December 31, 1993, 1992 and 1991 and for each of the two years in the period ended December 31, 1992, has been combined by the Company using the Company's audited historical financial statements for those periods and unaudited financial data concerning Galen and Galen's subsidiaries. In the opinion of management of the Company, all adjustments necessary for a fair presentation of the restated results arising from the pooling of interests are reflected. In the following summary consolidated financial data, fiscal years of Galen ended September 30 have been combined with the Company's historical results for years ended December 31. See Note 4 of the Notes to Consolidated Financial Statements appearing elsewhere in this report.


                                                                        YEARS ENDED DECEMBER 31
                                             ------------------------------------------------------------------------------

 STATEMENT OF OPERATIONS DATA:                 1991             1992            1993             1994             1995
                                               ----             ----            ----             ----             ----
 Sales                                       $29,098,300      $34,590,117     $55,620,958      $62,153,975      $74,791,815
 Cost of Sales                                14,959,738       17,501,215      26,500,879       29,502,923       32,754,390
                                             -----------      -----------     -----------      -----------      -----------

 Gross Profit                                 14,138,562       17,088,902      29,120,079       32,651,052       42,037,425

 Selling, general and administrative
 expenses                                      9,260,569       10,738,350      16,794,635       20,284,788       21,754,155
                                             -----------      -----------     -----------      -----------      -----------

 Operating income                              4,877,993        6,350,552      12,325,444       12,366,264       20,283,270

 Other income (expense)                          546,981          821,467        (80,061)        (486,198)        (483,520)
                                             -----------      -----------     -----------      -----------      -----------

 Income before taxes                           5,424,974        7,172,019      12,245,383       11,880,066       19,799,750

 Provision for taxes                           1,983,599        2,671,690       4,660,826        4,360,168        7,410,491
                                             -----------      -----------     -----------      -----------      -----------

 Net income (1)                              $ 3,441,375      $ 4,500,329     $ 7,584,557      $ 7,519,898      $12,389,259
                                             -----------      -----------     -----------      -----------      -----------

 Weighted average shares outstanding(2)       34,915,674       35,211,967      35,228,601       26,360,757       24,843,953

 Earnings per common and common equivalent         $0.10            $0.13           $0.22            $0.29            $0.50
 share (1)

 Cash dividends declared per share(3)             $0.027           $0.033           $0.04            $.045             $.05


(1) Net income and earnings per share in 1993 do not reflect cumulative effect of change in accounting principle of $207,100.

(2) In a transaction in October 1993, Galen repurchased and retired approximately 78.6% of its then outstanding common stock in exchange for consideration consisting of $3.4 million in cash and debt. As a result of the Daniels Acquisition, an aggregate of 10.9 million shares of the Common Stock of JMED were deemed to be outstanding prior to the date of that transaction.

(3)  Represents historical dividends declared per share of JMED Commmon Stock.



                                                                                YEARS ENDED DECEMBER 31
                                             ---------------------------------------------------------------------------------

BALANCE SHEET DATA:                               1991            1992             1993            1994             1995
                                                  ----            ----             ----            ----             ----
 Total assets                                   $36,989,266      $39,580,925     $58,112,520      $63,342,382      $86,238,408

 Current assets                                 $20,305,766      $22,743,724     $22,232,384      $26,384,883      $33,161,862

 Current liabilities                             $4,165,281       $4,661,994      $7,823,121       $7,951,511      $14,405,444

 Working capital                                $16,140,485      $18,081,730     $14,409,263      $18,433,372      $18,756,418

 Long-term debt                                  $2,889,448         $652,245      $5,399,986       $6,778,335      $11,420,362

 Shareholders equity                            $29,361,546      $33,396,344     $40,832,212      $44,477,800      $55,938,525

 Per share book value (4)                             $0.84            $0.96           $1.17            $1.84            $2.31

 Current ratio                                        4.9:1            4.9:1           2.8:1            3.3:1            2.3:1


(4) Per share book value is computed assuming conversion of the outstanding preferred stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

   The following discussion, although relating to the years ended December 31, 1995, reflects the Daniels Acquisition on August 30, 1996, in a transaction accounted for as a pooling of interests. The following discussion does NOT reflect other developments during 1996. Readers should refer to the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996 and to Current Reports filed on Form 8-K.

Overview

   The Company was founded in 1981 to market and distribute specialty pharmaceuticals and nutritional supplements. At December 31, 1995, prior to the Daniels Acquisition, the Company had completed 13 acquisitions of products and businesses which complemented or expanded the Company's business, while adding selected manufacturing capacity to support certain product lines. The Company has achieved significant increases in sales and net income through such acquisition activity and through related internal growth initiatives to develop marketing opportunities with respect to the acquired product lines. Sales and net income have increased from $27.6 million and $2.9 million in 1990, respectively, to $74.8 million and $12.4 million in 1995, respectively, representing five-year compounded annual growth rates of approximately 22.0% in sales and 33.7% in net income.

   Sales are reported net of returns during the period in which product is shipped. These sales are subsequently adjusted for reserves incurred due to volume or other contractual discounts on certain pharmaceuticals under contracts with hospitals and hospital buying groups. As of December 31, 1995, the Company maintained a reserve of $1.7 million for such anticipated discounts. The reserve was increased from $1.2 million as of year-end 1994 due to higher sales levels of the products involved. Product returns, both of unused pharmaceuticals and of nutritional supplements sold to consumers subject to a limited money-back refund policy, are less than 1% of gross annual sales. Sales are reflected prior to royalties due on sales of certain pharmaceuticals arising from product line acquisitions. Such royalties are recorded as a selling expense. Royalty arrangements typically extend for a fixed period from the date of acquisition and do not require minimum payments to maintain ownership or any rights to products.

   During the year ended December 31, 1995, sales were $74.8 million comprised of $44.3 million of pharmaceutical sales and $30.5 million of nutritional supplement sales. The relative contributions of pharmaceuticals and nutritional supplements to the Company's sales can be influenced by acquisition activity in each product category as well as by marketing activity and customer demand. In 1993 the Company increased its presence in the marketing of nutritional supplements as a result of its acquisition of the operations of Bronson Pharmaceutical. In the fourth quarter of 1994 and first quarter of 1995, sales ofcertain of its thrombin-based hemostats were adversely impacted by supply difficulties. In August 1995 the Company acquired domestic rights to the Brevital pharmaceutical line for $14 million and a 10-year royalty of 5% on net sales of Brevital. During the last four months of 1995, sales of Brevital represented approximately 3.2% of total Company sales.

   The Company intends to seek additional acquisitions of product lines of niche-market pharmaceuticals to leverage its existing distribution channels and marketing infrastructure and to market aggressively new formats or formulations of existing products. The success of the Company's efforts is subject to a number of risks and uncertainties including its dependence upon key pharmaceuticals and integration of new product acquisitions, its reliance upon third-party manufacturers to produce certain key products, its ability to effectively manage a changing business, uncertainties related to pharmaceutical pricing and reimbursement and on the uncertainty of competitive forces within the pharmaceutical and nutritional supplement industries which affect both the market for its products and the availability of suitable product lines of acquisition. The future results of operations, both annually and from quarter-to-quarter, are subject to a variety of factors applicable to the Company and to the industries and markets in which it operates.

Results Of Operations

   The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained elsewhere herein. The following table sets forth certain data as a percentage of net sales for the periods indicated.


                                                                   Percentage of Sales
                                                                 Year Ended December 31,
                                                        ----------------------------------------
                                                        1993               1994             1995
                                                        ----               ----             ----
Net sales                                               100.0%             100.0%           100.0%

Cost of sales                                            47.6               47.5             43.8
                                                        -----              -----            -----
Gross profit on sales                                    52.4               52.5             56.2

Selling, general & administrative expenses               30.2               32.6             29.1
                                                        -----              -----            -----
Operating income                                         22.2               19.9             27.1

Other income (expenses)

   Interest income                                        0.3                0.2              0.4

   Interest expense                                      (0.7)              (1.1)            (0.8)

   Other miscellaneous income (expenses)                  0.2                0.1             (0.2)
                                                        -----              -----            -----
Income before income tax*                                22.0               19.1             26.5
                                                        -----              -----            -----

Net income*                                              13.6%              12.1%            16.6%
                                                        =====              =====            =====
---------------------

* Before cumulative effect of change in accounting principle of $207,100 in 1993.

Sales

         The following summarizes approximate sales activity by product categories:


    Sales by Product            1993           %           1994            %           1995            %
     Category                   ----           -           ----            -           ----            -
    ----------------
 Pharmaceuticals            $33,574,000       60.4%      $36,530,000      58.8%     $44,331,000      59.3%

 Nutritional Supplements     22,047,000       39.6%       25,624,000      41.2%      30,461,000      40.7%
                            ------------      ----       -----------      ----      -----------      ----
 Total Sales                $55,621,000        100%      $62,154,000       100%     $74,792,000       100%


         Sales for the year ended December 31, 1995 increased 20.3% to $74.8 million from $62.2 million for the year ended December 31, 1994 and 11.7% to $62.2 million from $55.6 million for the year ended December 31, 1993. The Company's sales increased in 1995 and 1994 as the result of unit and dollar growth in both pharmaceuticals and nutritional supplements.

         Sales of pharmaceuticals in 1995 grew 21.4% to $44.3 million from $36.5 million in 1994 due primarily to increases in sales of the Company's Thrombin and Levothyroxine products, and from the inclusion of four months of Brevital sales. Sales of nutritional supplements in 1995 grew 18.9% to $30.5 million from $25.6 million in 1994 due to a 14.5% increase in Bronson Pharmaceutical product sales and a 102.2% increase in sales of contract manufactured products, offset in part by a 27.5% decline in sales of the MD Pharmaceutical products.

         Sales of pharmaceuticals in 1994 grew 8.8% to $36.5 million from $33.6 million in 1993 due primarily to increases in sales of Levoxyl, Soloxine, Therevac and Liqui-Char. Sales of Thrombin products were essentially flat due to the inability of the Company's supplier to meet fully the Company's requirements. Sales of nutritional supplements in 1994 increased 16.2% to $25.6 million from $22.0 million in 1993 resulting from the inclusion of a full 12 months of sales of the Bronson Pharmaceutical product line which was acquired in March 1993.

Gross Profit

         Gross profit during 1995 increased 28.7% or $9.4 million to $42.0 million from $32.7 million in 1994. As a percentage of sales, margins grew to 56.2% in 1995 from 52.5% in 1994 as a result of greater manufacturing efficiencies and sales increases in higher margin products.

         Gross profit during 1994 increased 12.1% or $3.5 million to $32.7 million from $29.1 million in 1993. As a percentage of sales, margins were essentially unchanged at 52.5% in 1994 from 52.4% in 1993.

Selling, General and Administrative Expenses

         Selling expenses increased 6.0% or $722,000 to $12.7 million in 1995 from $12.0 million in 1994 primarily as a result of opening new sales territories in 1995 and due to higher direct marketing expenses associated with larger and more frequent mailings of the Bronson Pharmaceutical catalogue. As a percentage of sales, these expenses decreased to 17.0% in 1995 from 19.2% in 1994.

         Selling expenses increased 27.0% or $2.5 million to $12.0 million in 1994 from $9.4 million in 1993 as a result of the inclusion of a full 12 months of Bronson Pharmaceutical selling expenses and greater shipping and direct marketing expenses associated with sales of Bronson Pharmaceutical products. Additionally, the Company opened new sales territories during 1994. Selling expenses as a percentage of sales in 1994 increased to 19.2% from 16.9% in 1993.

         General and administrative expenses in 1995 increased 11.4% or $735,000 to $7.2 million from $6.5 million in 1994 primarily as a result of higher salaries and overhead, but declined as a percentage of sales to 9.6% in 1995 from 10.4% in 1994.

         General and administrative expenses in 1994 increased 15.5% or $868,000 to $6.5 million from $5.6 million in 1993 primarily due to the inclusion of a full 12 months of Bronson Pharmaceutical expenses and to a lesser extent due to increases in overhead. As a percentage of sales, these expenses increased to 10.4% in 1994 from 10.1% in 1993 for the same reasons.

         Research and development expenses were essentially unchanged at $452,000 in 1995 and $507,000 in 1994 after declining from $660,000 in 1993 primarily due to the reduction of ongoing expenses by GenTrac associated with the development of pre-mixed liquid thrombin formulations.

         Amortization expenses associated with intangible assets and included in selling, general and administrative expenses remained essentially unchanged in 1995 at approximately $1.4 million, as the impact of the Brevital product line acquisition was substantially offset by declining amortization on other products. As a percentage of sales these expenses decreased to 1.9% in 1995 from 2.2% in 1994.

         Amortization expenses increased 20.8% or $234,000 to $1.4 million in 1994 from $1.1 million in 1993 as a result of the Bronson Pharmaceutical and Derma System product acquisitions and the corresponding full 12 months of amortization of the associated intangible assets acquired. Also, as a percent of sales, amortization expenses increased to 2.2% in 1994 from 2.0% in 1993.

Operating Income

         Operating income during 1995 increased 64.0% or $7.9 million to $20.3 million from $12.4 million in 1994, and increased as a percentage of sales to 27.1% from 19.9% in 1994, as the result of higher overall gross profits and marginal increases in operating expenses.

         Operating income was essentially unchanged during 1994 at $12.4 million from $12.3 million in 1993, and decreased as a percentage of sales to 19.9% from 22.2% in 1993, as a result of an increase in cost of sales and in selling, general and administrative expenses.

Other Income (Expense)

         Other income during 1995 reflects a one time loss of $126,000 associated with the sale of certain real property which the Company was unable to use and the reduction in the associated rental income. This loss was offset primarily from an increase in interest income from higher cash balances on hand during 1995 compared to 1994.

         Interest and dividends from investing activities decreased to $144,000 in 1994 from $201,000 in 1993 due to lower cash balances resulting from the uses of cash in 1993 associated with the Company's acquisition program and the purchase of a 150,000 square foot distribution and headquarters facility. Interest expense increased to $698,000 in 1994 from $382,000 in 1993 due to borrowings associated with the acquisitions and facility purchase.

Income Taxes

         The provision for income taxes increased to 37.4% of pre-tax income in 1995 compared to 36.7% of pre-tax income in 1994, primarily as the result of a 1% higher federal tax rate on annual profits exceeding $10 million.

         The provision for income taxes decreased to 36.7% of pre-tax income in 1994 compared to 38.1% of pre-tax income in 1993. The lower rate was due to lower effective state income tax rates.

Net Income

         Net income increased 64.8% or $4.9 million to $12.4 million in 1995 from $7.5 million in 1994, and increased as a percentage of sales to 16.6% in 1995 from 12.1% in 1994.

         Net income decreased .8% or $65,000 to $7.5 million in 1994 from $7.6 million in 1993, and decreased as a percentage of sales to 12.1% in 1994 from 13.6% in 1993 as a result of lower operating and interest income and higher interest expense.

FINANCIAL CONDITION

Balance Sheet Information

         The Company's current ratio declined to 2.3:1 as of December 31, 1995 from 3.4:1 as of December 31, 1994, working capital increased to $18.8 million as of December 31, 1995 from $18.4 million as of December 31, 1994, and debt as a percentage of equity increased to 30.8% as of December 31, 1995 from 19.2% as of December 31, 1994, primarily as a result of the August

31, 1995 acquisition of the Brevital product line and the associated debt incurred in connection therewith.

Liquidity and Capital Resources

         Since inception the Company has financed its operations primarily through cash flow from operations, public and private sales of equity securities and borrowings under revolving credit facilities. At December 31, 1995 and 1994, respectively, the Company had cash and cash equivalents of $8.3 million and $8.5 million, respectively.

         Total assets increased $22.9 million to $86.2 million at December 31, 1995 from $63.3 million at December 31, 1994 and total liabilities increased $11.4 million to $30.3 million at December 31, 1995 from $18.9 million at December 31, 1994. Inventories increased to $13.0 million at December 31, 1995 from $10.3 million at December 31, 1994 principally from higher thrombin product inventories and the acquired Brevital inventories. Accounts receivable increased to $9.4 million at December 31, 1995 from $5.8 million at December 31, 1994 due to higher year end sales in 1995. For the same reason, in days outstanding, accounts receivable increased to 45 days at December 31, 1995 from 33 days at December 31, 1994. Net property, plant and equipment increased by $3.5 million to $18.7 million at December 31, 1995, from $15.2 million at December 31, 1994, primarily due to the expansion of the Company's GenTrac facility.

         In August 1995, the Company borrowed $8.7 million to fund its cash requirements in connection with its acquisition of the exclusive United States license to sell Brevital and to refinance existing term loan indebtedness of $1.7 million, with interest thereon at the rate of 0.5% below prime, payable in equal monthly installments until paid in full in September 2000. Such indebtedness is secured by substantially all of the Company's assets. The Company may prepay such indebtedness without penalty. As of December 31, 1995, the outstanding balance of this term loan was $7.8 million. In addition, the Company is indebted to Lilly in the principal amount of $7.0 million bearing interest at 7.0% and due in installments of $4.0 million in August 1996 and $3.0 million in August 1997.

         Under revolving credit and other borrowing lines available to the Company at January 31, 1996, the Company had an unused line of credit aggregating $4.0 million. Such line of credit is secured by substantially all of the Company's assets and contains certain restrictive provisions, including maintaining a maximum tangible net worth ratio, maintaining a minimum current ratio, obtaining prior approval of acquisition financings in excess of $3.0 million and limiting the amount of additional borrowings. The Company will be in default under its revolving credit and borrowing lines if (i) Dennis Jones ceases to be the Company's Chairman of the Board and Chief Executive Officer, or (ii) Dennis Jones and Judith Jones, collectively, own less than 15% of the outstanding shares of Common Stock of the Company, or (iii) a third party acquires 50% or more of the shares of the Company's capital stock without the lender's prior approval.

         The Company has experienced only moderate raw material and labor price increases in recent years. While the Company has passed some price increases along to customers, the Company has primarily benefitted from rapid sales growth, negating most inflationary pressures.

         The Company's manufacturing operations are not capital intensive and, as such, the impact of inflation on the property, plant and equipment and associated depreciation expense of the Company has been minimal.

Recent Accounting Pronouncements

         Adoption of FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and the adoption of FASB Statement No. 123, "Accounting for Stock Based Compensation", which are effective for the Company in 1996, are not anticipated to have a material effect on the Company's consolidated financial statements.

         Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of adopting Statement No. 109 as of January 1, 1993 was to increase net income by $207,100. Application of the new income tax rules for 1993 did not have a significant effect on net income before cumulative effect of the accounting change.


                   ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits.

Exhibit No.                   Exhibit
-----------                   -------
        23.1                  Consent of Ernst & Young LLP.

        23.2                  Consent of Hacker, Johnson, Cohen & Grieb

        27.1                  Financial Data Schedule.

        99.1                  Independent Auditors' Report of Ernst & Young
                              LLP.

        99.2                  Independent Auditors' Report of Hacker, Johnson,
                              Cohen & Grieb.

        99.3                  Restated audited financial statements of the Company as of
                              December 31, 1994 and 1995 and each of the three years in
                              the period ended December 31, 1995 reflecting the pooling of interests arising from the Daniels Acquisition.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        JONES MEDICAL INDUSTRIES, INC.


                                        By: /s/ Dennis M. Jones
                                           ---------------------------
                                           Name:  Dennis M. Jones
                                           Title: President
Date: November 8, 1996